Exhibit 10.6

June 17, 2014
Dakota Oil Processing, LLC
2435 Highway 34, Suite 204
Manasquan, NJ 08736
Ladies and Gentlemen:
Reference is made to that certain Refined Products Purchase Agreement (the “RPPA”) to be executed concurrently herewith by and between Dakota Oil Processing, LLC (“DOP”) and Calumet Lubricants Co., Limited Partnership (“Calumet”). Capitalized terms not defined herein shall have the meaning provided in the RPPA. Pursuant to this letter agreement (this “Letter Agreement”), the parties hereto hereby agree as follows:

1.
DOP shall execute the Rail Lease with a Lessor reasonably acceptable to Calumet at such time as DOP and Calumet may mutually agree, but in any event, no later than the date necessary to allow for Calumet to have the active use of an adequate number of rail cars by the Commencement Date. The Rail Lease shall contain the number of rail cars and/or volume capacity mutually acceptable to DOP and Calumet, rental charges, lease term and such other terms and conditions that are acceptable to Calumet in its reasonable discretion, including DOP’s ability to assign and sublease certain rights and obligations to Calumet pursuant to the Railcar Sublease Agreement referenced below. Simultaneously with the execution of the Rail Lease, DOP and Calumet shall execute a Railcar Sublease Agreement in the form attached hereto as Exhibit A, which shall be conformed to take into account the terms and conditions set forth in the Rail Lease.

2.
It is understood and agreed that money damages would not be an adequate remedy for any breach of this Letter Agreement by a party hereto and that the non-breaching party shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by of this Letter Agreement but shall be in addition to all other remedies available to the non-breaching party at law or equity. Each party hereto further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Letter Agreement is or would be compensable by an award of money damages, and such party agrees to waive any requirements for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this Letter Agreement, if a court of competent jurisdiction determines (in a judgment not subject to further appeal or for which the time for appeal has expired), that a party hereto has breached this Letter Agreement, then such party shall be liable and pay to the non-breaching party the reasonable legal fees incurred by the non-breaching party in connection with such litigation, including any appeal therefrom.

3.	This Letter Agreement will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any principles of conflicts of laws (whether or Texas or any other jurisdiction) that would result in the application of the law of any other jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in Denver, Colorado over any dispute arising out of or relating to this Letter Agreement or any of the transactions contemplated hereby, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts.

4.	This Letter Agreement may be executed by facsimile and in one or more counterparts, all of which will constitute one and the same instrument.

[Signature Page Follows]

Calumet Lubricants Co., Limited Partnership
By: Calumet LP GP, LLC, its general partner
By: /s/ /s/ Jennifer Straumins

    Jennifer Straumins
President & COO

Dakota Oil Processing, LLC

By: /s/ Tristram E. Collins

    Tristram E. Collins
Chief Financial Officer

EXHIBIT A